EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 24, 2016	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2016 2ND QTR AND SIX MONTH RESULTS

Horsham, PA, May 24, 2016 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its second quarter and six months ended April 30, 2016.

FY 2016 Second Quarter Financial Highlights:

▪	FY 2016’s second-quarter net income was $89.1 million, or $0.51 per share diluted, compared to net income of $67.9 million, or $0.37 per share diluted, in FY 2015’s second quarter.

▪
Pre-tax income was $140.4 million, compared to pre-tax income of $86.5 million in FY 2015’s second quarter. Second quarter FY 2016 included write-downs of $6.4 million, compared to $12.2 million in FY 2015’s second quarter.

▪
Revenues of $1.12 billion and home building deliveries of 1,304 units increased 31% in dollars and 9% in units, compared to FY 2015’s second quarter. The average price of homes delivered was $855,500, compared to $713,500 in FY 2015’s second quarter.

▪
Net signed contracts of $1.65 billion and 1,993 units rose 3% in dollars and 3% in units, compared to FY 2015’s second quarter. The average price of net signed contracts was $825,500, compared to $826,300 in FY 2015’s second quarter.

▪
Backlog of $4.19 billion and 4,940 units rose 20% in dollars and 13% in units, compared to FY 2015’s second-quarter-end backlog. At second-quarter end, the average price of homes in backlog was $848,600, compared to $793,800 at FY 2015’s second-quarter end.

▪	Gross margin, excluding interest and write-downs, was 25.7%, compared to 25.3% in FY 2015’s second quarter.

▪	SG&A as a percentage of revenue was 11.5%, compared to 12.6% in FY 2015’s second quarter.

▪	Income from operations was 10.5% of revenue, compared to 7.8% of revenue in FY 2015’s second quarter.

▪	Other income and Income from unconsolidated entities totaled $23.8 million, compared to $20.1 million in FY 2015’s second quarter.

▪	The Company ended its second quarter with 299 selling communities, compared to 291 at FY 2016’s first-quarter end, and 269 at FY 2015’s second-quarter end.

▪	At FY 2016’s second-quarter end, the Company had approximately 45,400 lots owned and optioned, compared to approximately 43,800 one quarter earlier and 45,000 one year ago.

▪
The Company ended its FY 2016 second quarter with $423.2 million in cash and marketable securities, compared to $336.2 million at 2016’s first-quarter end and $542.2 million at FY 2015's second-quarter end.

▪
At FY 2016’s second-quarter end, the Company had $840.2 million available under its $1.035 billion credit facility. On May 19, 2016, the Company replaced this facility with a new $1.215 billion credit facility that matures in May 2021.

▪
During the second quarter of FY 2016, the Company repurchased approximately 2.9 million shares of its common stock at an average price of $27.27 per share for a total purchase price of approximately $80.1 million. Additionally, in its third quarter to-date, the Company has repurchased approximately 1.8 million shares at an average price of $26.50 for a total purchase price of approximately $47.3 million. Cumulatively, since the start of its FY 2015 fourth quarter, the Company has purchased approximately 10.9 million shares at an average price of $29.95 per share for a total purchase price of approximately $327.7 million.

▪	Effective May 23, 2016, the Board of Directors authorized the repurchase of 20 million shares of Toll Brothers common stock and terminated the prior share repurchase program.

▪
In updating its guidance, the Company now expects to deliver between 5,800 and 6,300 homes in FY 2016 at an average price range of $820,000 to $850,000, compared to 5,525 deliveries in FY 2015 at an average price of $755,000. This translates to projected revenues of between $4.76 billion and $5.36 billion in FY 2016, compared to $4.17 billion in FY 2015.

▪
The Company continues to project a full FY 2016 gross margin, excluding interest and write-downs, of between 25.8% and 26.2%. Interest in cost of sales is projected to be approximately 3.2% for FY 2016, compared to 3.4% in FY 2015.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Our revenues this quarter were up 31% compared to last year while pre-tax income rose 62% and net income rose 31%. Improvements in gross margin, SG&A leverage and pre-tax margin also contributed to a significant earnings jump this quarter.
“Our contracts this quarter rose 3% in both dollars and units compared to one year ago. This modest growth was achieved despite a decline of 93 units in California contracts compared to one year ago. We believe the California market is still strong. Both Southern and Northern California were among our top 5 regions in contracts per community this quarter. Our drop in California contracts reflects a temporary lack of inventory for sale; strategic price increases we have implemented to meter out sales in communities with large backlogs; and the lingering impact on our Porter Ranch community of a leak from a nearby natural gas storage facility, which appears to be heading toward a positive resolution.
“We saw strength across much of the rest of the West including Denver, Seattle, Reno and Las Vegas. Back East, New Jersey, Northern Virginia, Maryland and Pennsylvania also enjoyed solid growth. And contracts in our wholly owned New York City Living communities were up 26% in dollars and 18% in units this quarter compared to one year ago.
“Through the first three weeks of our third quarter, our contracts, on a gross basis, were basically flat compared to one year ago, while our non-binding reservation deposits were up about 25%.
“Toll Apartment Living continues to exceed expectations. We have approximately 7,200 units completed or in development, nearly all of which is in the metro Boston to Washington, D.C. corridor. Our stabilized properties currently average 96% occupancy. We intend to expand this business nationally in both urban and suburban markets.
“Toll Apartment Living is one of a number of businesses that augment our home building operations. These also include our City Living and Gibraltar Capital joint ventures, land sales to other builders in several master planned communities, Westminster Title, Westminster Security, Toll Golf Management, and several other businesses.
“Other income and Income from unconsolidated entities now represent approximately 15% of our annual pre-tax bottom line. With this contribution, our backlog up 20% at the end of the second quarter, more inventory coming on line in California, and a generally positive climate for housing in most of our markets, we are optimistic about our future.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “We have successfully brought a number of initiatives to fruition recently. In April, we announced that our Gibraltar Capital and Asset Management subsidiary had entered into a joint venture with a large institutional investor to provide builders and developers with land banking and joint venture capital. The venture, which will be managed by Gibraltar, has a total of $400 million of funding commitments: 75% from the institutional investor and 25% from Toll Brothers. Last week we completed a new $1.215 billion 18-bank credit facility that matures in May 2021, which represents an extension and expansion of our previous facility.
“Since the start of FY 2015’s fourth quarter, we have purchased over $327 million, or 10.9 million shares, of our stock. And effective yesterday, our Board of Directors reset the authorization to repurchase up to 20 million shares.
“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance. We estimate unit backlog conversion for the third quarter at 30%. We are narrowing our previous full fiscal year guidance and now expect to deliver between 5,800 and 6,300 homes in FY 2016. We now believe the average price of deliveries for the full FY 2016 will be between $820,000 and $850,000 per home. We reiterate our expected gross margin (pre-interest and pre-impairment) for the full FY 2016 to be approximately 25.8% to 26.2%. We are updating our SG&A guidance to approximately 10.4% of revenues and our interest in cost of sales guidance to approximately 3.2% of revenues.”
Robert I. Toll, executive chairman, stated: “We continue to believe the drivers are in place to sustain the current housing market's slow but steady growth. Interest rates remain low, the job picture continues to improve, home equity values are rising, supply remains constrained and the industry is still not building enough homes to meet the demand that current demographics imply are needed. Last week The Wall Street Journal cited a U.S. Census report that indicated suburban populations are on the rise, which is supportive of the new home market. Another U.S. Census report last Tuesday noted that single family housing permits had risen by 8% in April from one year ago. As millennials mature, studies indicate that their appetite for home ownership is consistent with past generations, which is encouraging for our industry.”
The financial highlights for the second quarter and six months ended April 30, 2016 (unaudited):

▪	FY 2016’s second-quarter net income was $89.1 million, or $0.51 per share diluted, compared to FY 2015’s second-quarter net income of $67.9 million, or $0.37 per share diluted.

▪
FY 2016’s second-quarter pre-tax income was $140.4 million, compared to FY 2015’s second-quarter pre-tax income of $86.5 million. FY 2016’s second-quarter results included pre-tax inventory write-downs totaling $6.4 million ($6.1 million of which was attributable to operating communities and $0.3 million of which was attributable to future communities). FY 2015’s second-quarter results included pre-tax inventory write-downs of $12.2 million ($11.1 million of which was attributable to one operating community and $1.1 million, of which was attributable to future communities).

▪	FY 2016’s six-month net income was $162.2 million, or $0.91 per share diluted, compared to FY 2015’s six-month net income of $149.3 million, or $0.81 per share diluted.

▪	FY 2016’s six-month pre-tax income was $257.2 million, compared to FY 2015’s six-month pre-tax income of $210.6 million.

▪
FY 2016’s six-month pre-tax income results included pre-tax inventory write-downs totaling $7.6 million ($6.7 million attributable to operating communities and $0.9 million attributable to future communities). FY 2015’s six-month results included pre-tax inventory write-downs of $13.3 million ($12.0 million attributable to operating communities and $1.3 million attributable to future communities).

▪
FY 2016’s second-quarter total revenues of $1.12 billion and 1,304 units increased 31% in dollars and 9% in units, compared to FY 2015’s second-quarter total revenues of $852.6 million and 1,195 units.

▪	FY 2016’s six-month total revenues of $2.04 billion and 2,367 units rose 20% in dollars and 4% in units, compared to FY 2015’s same period totals of $1.71 billion and 2,286 units.

▪
The Company’s FY 2016 second-quarter net signed contracts of $1.65 billion and 1,993 units rose by 3% in dollars and 3% in units, compared to FY 2015’s second-quarter net contracts of $1.60 billion and 1,931 units.

▪	On a per-community basis, FY 2016’s second-quarter net signed contracts were 6.80 units, compared to second-quarter totals of 7.43 units in FY 2015, 7.14 in FY 2014 and 7.79 in FY 2013.

▪
The Company’s FY 2016 six-month net signed contracts of $2.73 billion and 3,243 units increased 11% in dollars and 8% in units, compared to net contracts of $2.47 billion and 2,994 units in FY 2015’s six-month period.

▪	In FY 2016, second-quarter-end backlog of $4.19 billion and 4,940 units increased 20% in dollars and 13% in units, compared to FY 2015’s second-quarter-end backlog of $3.48 billion and 4,387 units.

▪
Excluding write-downs and interest, FY 2016’s second-quarter gross margin was 25.7%, compared to 25.3% in FY 2015’s second quarter. FY 2016’s second-quarter gross margin, including write-downs and interest, was 22.0% versus 20.4% in FY 2015’s second quarter.

▪	Interest included in cost of sales was 3.2% of revenues in FY 2016’s second quarter, compared to 3.5% of revenues in FY 2015’s second quarter.

▪	SG&A as a percentage of revenue was 11.5% in FY 2016’s second quarter, compared to 12.6% in FY 2015’s second quarter.

▪	Income from operations of $116.6 million represented 10.5% of revenues in FY 2016’s second quarter, compared to $66.4 million and 7.8% of revenues in FY 2015’s second quarter.

▪	Income from operations of $211.1 million represented 10.3% of revenues in FY 2016’s six-month period, compared to $163.5 million and 9.6% of revenues in FY 2015’s six-month period.

▪	Other income and Income from unconsolidated entities in FY 2016’s second quarter totaled $23.8 million, compared to $20.1 million in FY 2015’s same quarter.

▪	Other income and Income from unconsolidated entities in FY 2016’s six-month period totaled $46.1 million, compared to $47.1 million in FY 2015’s same period.

▪
FY 2016’s second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.0%, compared to 3.1% in FY 2015’s second quarter. As a percentage of beginning-quarter backlog, FY 2016’s second-quarter cancellation rate was 2.5%, compared to 1.7% in FY 2015’s second quarter.

▪
In FY 2016’s second quarter, unconsolidated entities in which the Company had an interest delivered 21 units totaling $21.5 million of homes, compared to 22 units totaling $17.0 million in the second quarter of FY 2015.

▪
In FY 2016’s first six months, unconsolidated entities in which the Company had an interest delivered 40 units totaling $37.5 million of homes, compared to 49 units totaling $36.3 million in the same six-month period of FY 2015. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪
In FY 2016’s second quarter, unconsolidated entities in which the Company had an interest signed 38 contracts for $57.6 million of homes, compared to 45 contracts for $82.5 million in the second quarter of FY 2015. In FY 2016’s first six months, unconsolidated entities in which the Company had an interest signed 68 contracts for $105.2 million of homes, compared to 65 contracts for $113.2 million in the same six-month period of FY 2015.

▪	At April 30, 2016, unconsolidated entities in which the Company had an interest had a backlog of $534.3 million and 214 units, compared to $361.4 million and 151 units at April 30, 2015.

▪
The Company ended its FY 2016 second quarter with $423.2 million in cash and marketable securities, compared to $336.2 million at 2016’s first-quarter end and $542.2 million at FY 2015's second-quarter end. At FY 2016’s second-quarter end, it had $840.2 million available under its $1.035 billion 15-bank credit facility, which was scheduled to mature in August 2018.

▪
On May 19, 2016 the Company replaced this facility with a new 18-bank $1.215 billion credit facility which matures in May 2021. It has an accordion feature under which it can increase to a maximum of $2.0 billion, subject to certain conditions.

▪
During the second quarter of FY 2016, the Company repurchased approximately 2.9 million shares of its common stock at an average price of $27.27 for a total purchase price of $80.1 million. Additionally, in its third quarter to-date, the Company has repurchased approximately 1.8 million shares of its common stock at an average price of $26.50 for a total purchase price of $47.3 million.

▪
Effective May 23, 2016, the Board of Directors authorized the repurchase of 20 million shares of Toll Brothers common stock for general corporate purposes and for the purpose of providing shares for the Company’s equity award and other employee benefit plans and terminated the prior share repurchase program.

▪	The Company’s Stockholders’ Equity at FY 2016’s second-quarter end was $4.16 billion, compared to $4.05 billion at FY 2015’s second-quarter end.

▪	The Company ended FY 2016’s second quarter with a net debt-to-capital ratio(1) of 41.7%, compared to 41.7% at FY 2016’s first-quarter end and 40.8% at FY 2015’s second-quarter end.

▪
The Company ended FY 2016’s second quarter with approximately 45,400 lots owned and optioned, compared to 43,800 one quarter earlier and 45,000 one year earlier. At 2016’s second-quarter end, approximately 34,600 of these lots were owned, of which approximately 17,400 lots, including those in backlog, were substantially improved.

▪	In the second quarter of FY 2016, the Company purchased 254 lots for $50.3 million.

▪	The Company ended FY 2016’s second quarter with 299 selling communities, compared to 291 at FY 2016’s first-quarter end and 269 at FY 2015’s second-quarter end.

▪
Based on FY 2016’s second-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 5,800 and 6,300 homes in FY 2016, compared to previous guidance of 5,700 to 6,400 units. It now believes the average delivered price for FY 2016’s full year will be between $820,000 and $850,000 per home. This translates to projected revenues of between $4.76 billion and $5.36 billion in FY 2016, compared to $4.17 billion in FY 2015.

▪	In the third quarter of FY 2016, the Company projects delivering approximately 30% of the dollar value of its second-quarter-end backlog at an average price of between $815,000 and $835,000.

▪
The Company projects full FY 2016 gross margins, excluding interest and write-downs, of approximately 25.8% to 26.2%, compared to 25.9% in FY 2015. Interest in cost of sales is projected to be approximately 3.2% for FY 2016, compared to 3.4% in FY 2015.

▪
The Company updated its guidance for SG&A as a percentage of revenue, noting that it will trend down each quarter and will be approximately 10.4% of revenues for FY 2016, compared to 10.9% of revenues in FY 2015.

▪
For the full FY 2016, the Company is reiterating its guidance for Other income and Income from unconsolidated entities to a range of $105 million to $130 million. Approximately 45% of that will occur in the fourth quarter and is associated with New York City joint venture deliveries.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EDT) today, May 24, 2016, to discuss these results and its outlook for FY 2016. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
In 2016, Toll Brothers ranked #6 among all 1,500 companies in Fortune magazine’s survey of the World’s Most Admired Companies in the Quality of Products/Services Offered category behind only Apple, Walt Disney, Amazon, Alphabet, and Nordstrom. The firm was also named as the Most Admired Home Building Company for 2016, the second year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient.  Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).

Forward Looking Statement
Information presented herein for the second quarter ended April 30, 2016 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2016	October 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$423,178	$918,993
Marketable securities		10,001
Restricted cash	28,897	16,795
Inventory	7,285,351	6,997,516
Property, construction and office equipment, net	136,748	136,755
Receivables, prepaid expenses and other assets	271,137	284,130
Mortgage loans held for sale	124,677	123,175
Customer deposits held in escrow	67,638	56,105
Investments in unconsolidated entities	424,268	412,860
Investments in foreclosed real estate and distressed loans	14,576	51,730
Deferred tax assets, net of valuation allowances	187,755	198,455
	$8,964,225	$9,206,515

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$711,293	$1,000,439
Senior notes	2,692,061	2,689,801
Mortgage company loan facility	100,000	100,000
Customer deposits	328,258	284,309
Accounts payable	281,074	236,953
Accrued expenses	605,198	608,066
Income taxes payable	81,393	58,868
Total liabilities	4,799,277	4,978,436

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	718,013	728,125
Retained earnings	3,757,436	3,595,202
Treasury stock, at cost	(315,479)	(100,040)
Accumulated other comprehensive loss	(2,610)	(2,509)
Total stockholders' equity	4,159,139	4,222,557
Noncontrolling interest	5,809	5,522
Total equity	4,164,948	4,228,079
	$8,964,225	$9,206,515

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2016	2015	2016	2015
Revenues	$2,044,123	$1,706,035	$1,115,557	$852,583

Cost of revenues	1,582,882	1,328,544	870,571	678,512
Selling, general and administrative expenses	250,136	213,999	128,340	107,685
	1,833,018	1,542,543	998,911	786,197

Income from operations	211,105	163,492	116,646	66,386
Other:
Income from unconsolidated entities	17,756	11,128	9,118	6,227
Other income - net	28,353	35,935	14,633	13,919
Income before income taxes	257,214	210,555	140,397	86,532
Income tax provision	94,980	61,300	51,343	18,602
Net income	$162,234	$149,255	$89,054	$67,930
Income per share:
Basic	$0.95	$0.85	$0.53	$0.38
Diluted	$0.91	$0.81	$0.51	$0.37
Weighted-average number of shares:
Basic	171,578	176,267	168,952	176,458
Diluted	179,403	184,472	176,414	184,838

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2016	2015	2016	2015
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$934	$1,310	$253	$1,066
Cost of sales - operating communities	6,700	12,000	6,100	11,100
	$7,634	$13,310	$6,353	$12,166

Depreciation and amortization	$11,029	$11,772	$5,302	$5,963
Interest incurred	$80,412	$80,458	$40,305	$39,954
Interest expense:
Charged to cost of sales	$67,745	$57,953	$35,722	$29,576
Charged to other income - net	309	1,738	34	410
	$68,054	$59,691	$35,756	$29,986

Home sites controlled:
Owned	34,612	36,386
Optioned	10,827	8,609
	45,439	44,995

Inventory at April 30, 2016 and October 31, 2015 consisted of the following (amounts in thousands):

	April 30, 2016	October 31, 2015
Land and land development costs	$2,267,996	$2,476,008
Construction in progress	4,421,187	3,977,542
Sample homes	417,007	349,481
Land deposits and costs of future development	155,473	173,879
Other	23,688	20,606
	$7,285,351	$6,997,516

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Nevada, and Washington

California:	California

	Three Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
HOME BUILDING REVENUES
North	235	238	$165.7	$150.0	$705,000	$630,300
Mid-Atlantic	300	303	186.6	187.5	622,000	618,800
South	239	289	192.5	215.9	805,200	747,100
West	288	231	188.4	154.1	654,100	666,900
California	216	120	328.4	128.4	1,520,500	1,070,000
Traditional Home Building	1,278	1,181	1,061.6	835.9	830,600	707,800
City Living	26	14	54.0	16.7	2,078,500	1,191,300
Total consolidated	1,304	1,195	$1,115.6	$852.6	$855,500	$713,500

CONTRACTS
North	327	379	$230.4	$236.4	$704,500	$623,800
Mid-Atlantic	502	415	308.6	259.0	614,800	624,000
South	367	356	266.0	288.4	724,700	810,300
West	466	348	340.6	238.7	730,900	685,800
California	275	368	408.5	484.9	1,485,500	1,317,700
Traditional Home Building	1,937	1,866	1,554.1	1,507.4	802,300	807,800
City Living	56	65	91.1	88.2	1,627,700	1,356,700
Total consolidated	1,993	1,931	$1,645.2	$1,595.6	$825,500	$826,300

BACKLOG
North	1,046	986	$735.7	$629.2	$703,400	$638,100
Mid-Atlantic	1,034	904	658.2	575.3	636,600	636,400
South	964	993	762.8	803.2	791,300	808,800
West	1,073	745	788.7	503.4	735,100	675,700
California	671	593	1,014.0	748.8	1,511,100	1,262,800
Traditional Home Building	4,788	4,221	3,959.4	3,259.9	827,000	772,300
City Living	152	166	232.7	222.6	1,530,700	1,340,900
Total consolidated	4,940	4,387	$4,192.1	$3,482.5	$848,600	$793,800

	Six Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
HOME BUILDING REVENUES
North	415	448	$286.5	$282.4	$690,400	$630,400
Mid-Atlantic	579	565	356.4	350.9	615,500	621,100
South	437	525	339.3	377.8	776,400	719,600
West	490	411	325.6	276.4	664,500	672,500
California	375	275	545.3	294.0	1,454,100	1,069,100
Traditional Home Building	2,296	2,224	1,853.1	1,581.5	807,100	711,100
City Living	71	62	191.0	124.5	2,690,100	2,008,100
Total consolidated	2,367	2,286	$2,044.1	$1,706.0	$863,600	$746,300

CONTRACTS
North	571	556	$403.0	$347.0	$705,800	$624,100
Mid-Atlantic	802	639	495.7	406.7	618,100	636,500
South	577	555	432.9	457.8	750,300	824,900
West	747	567	540.8	387.1	724,000	682,700
California	437	593	661.6	738.3	1,514,000	1,245,000
Traditional Home Building	3,134	2,910	2,534.0	2,336.9	808,600	803,100
City Living	109	84	198.3	131.9	1,819,300	1,570,200
Total consolidated	3,243	2,994	$2,732.3	$2,468.8	$842,500	$824,600
Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and six-month periods ended April 30, 2016 and 2015, and for backlog at April 30, 2016 and 2015 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
Three months ended April 30,
Revenues	21	22	$21.5	$17.0	$1,022,100	$771,100
Contracts	38	45	$57.6	$82.5	$1,514,900	$1,833,500

Six months ended April 30,
Revenues	40	49	$37.5	$36.3	$937,600	$740,000
Contracts	68	65	$105.2	$113.2	$1,547,500	$1,741,200

Backlog at April 30,	214	151	$534.3	$361.4	$2,496,700	$2,393,200